EXHIBIT 10.18

COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS

The table below provides information regarding the 2004 cash bonus, 2005 annual base salary and 2005 target cash bonus of each named executive officer of Genitope Corporation.

		2005 Annual Base	2005 Target Cash
Named Executive Officer*	2004 Cash Bonus	Salary	Bonus**
Dan W. Denney, Jr., Chief Executive Officer	$200,000	$460,000	45%
John M. Vuko, Vice President, Finance and Chief Financial Officer	$40,000	$280,000	35%
Diane Ingolia, Vice President, Technical Development and IP Counsel	$10,000	$240,000	30%
Bonnie Charpentier,Vice President, Regulatory Affairs	$10,000	$240,000	30%
Claude Miller, Vice President, Quality	$20,000	$240,000	30%

*Genitope Corporation’s Chief Executive Officer and four most highly compensated executive officers other than the CEO who were serving as executive officers as of December 31, 2004
** Percentage of each named executive officer’s 2005 annual base salary